UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. ______)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

United Community Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
N/A

2)	Aggregate number of securities to which transaction applies:
N/A

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):
N/A

4)	Proposed maximum aggregate value of transaction:
N/A

5)	Total Fee paid:
N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
N/A
2)	Form, Schedule or Registration Statement No.:
N/A
3)	Filing Party:
N/A
4)	Date Filed:
N/A

ERRATA SHEET

Please be advised that the dollar amounts reflected in the Stock Awards and Option Awards columns included in the “Director Compensation” and “Summary Compensation” tables on pages 9 and 20, respectively, of the proxy statement dated October 17, 2014 for the 2014 annual meeting of stockholders of United Community Bancorp, were revised to reflect the aggregate grant date fair value of such awards. The dollar amounts included in the 2014 Total columns were also revised to reflect the changes made in the values of the Stock Awards and Option Awards. The corrected tables are reproduced below:

Director Compensation

The following table sets forth the compensation paid to our non-employee directors for their board service during fiscal 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Robert J. Ewbank	25,000	32,970	15,516	73,486
Jerry W. Hacker	25,000	32,970	15,516	73,486
James D. Humphrey	25,000	32,970	15,516	73,486
Eugene B. Seitz, II	27,250	32,970	15,516	75,736
G. Michael Seitz	28,500	32,970	15,516	76,986
Ralph B. Sprecher	29,900	32,970	15,516	78,386
Richard C. Strzynski	25,000	32,970	15,516	73,486

(1)	This amount reflects the aggregate grant date fair value for outstanding restricted stock awards granted during fiscal 2014, computed in accordance with FASB ASC Topic 718. The amounts were calculated based on the Company’s stock price as of the date of the grant, which was $11.33. When shares become vested and are distributed from the trust in which they are held, the recipient will also receive an amount equal to accumulated cash and stock dividends (if any) paid with respect thereto, plus earnings thereon.
(2)	The dollar amount reflects the aggregate grant date fair value for option awards granted in fiscal 2014 in accordance with FASB ASC Topic 718. The aggregate grant date fair market value for outstanding stock option awards was calculated on the stock price as of the grant date, which was $11.33, using the Black-Scholes option pricing model and a dividend yield of 2.12%, expected volatility of 14.42%, risk-free interest rate of 2.70% and expected lives of 10 years.

Summary Compensation Table

The following information is furnished for the chief executive officer and the two other most highly compensated executive officers during the year ended June 30, 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)(4)	Total ($)
William F. Ritzmann (5)	2014	186,508	13,797	109,901	51,719	6,000	28,011	395,936
President and Chief Executive Officer	2013	181,330	21,469	—		6,000	24,084	232,883

Elmer G. McLaughlin (5)	2014	136,375	10,790	153,861	72,406	—	94,642	468,074
Executive Vice President, Chief Operating Officer and Corporate Secretary	2013	132,976	19,082	—		—	93,751	245,809

Vicki A. March	2014	103,353	8,767	131,881	62,063	—	128,589	434,653
Senior Vice President, Chief Financial Officer and Treasurer	2013	100,759	15,456	—		—	69,152	185,367

(1)	Reflects amounts earned under the Bank’s discretionary cash bonus program.
(2)	This amount reflects the aggregate grant date fair value for outstanding restricted stock awards granted during fiscal 2014, computed in accordance with FASB ASC Topic 718. The amounts were calculated based on the Company’s stock price as of the date of grant, which was $11.33. When shares become vested and are distributed from the trust in which they are held, the recipient will also receive an amount equal to accumulated cash and stock dividends (if any) paid with respect thereto, plus earnings thereon.
(3)	This amount reflects the aggregate grant date fair value for outstanding stock option awards granted during fiscal 2014, computed in accordance with FASB ASC Topic 718. The aggregate grant date fair market value for outstanding stock option awards was calculated on the stock price as of the grant date, which was $11.33, using the Black-Scholes option pricing model and a dividend yield of 2.12%, expected volatility of 14.42%, risk-free interest rate of 2.70% and expected lives of 10 years.
(4)	Details of the amounts reported in the “All Other Compensation” column are provided in the table below. The table excludes perquisites, which did not exceed $10,000 in the aggregate for each named executive officer:

Item	William F. Ritzmann	Elmer G. McLaughlin	Vicki A. March

Employer matching contribution to 401(k) plan	$8,750	$676	$7,658
Market value of allocations under the employee stock ownership plan	18,198	20,406	14,856
Value of insurance premiums under endorsement method split-dollar life insurance arrangement	481	1,792	1,168
Dividends paid on stock awards	582	815	698
Contributions to Executive Supplemental Retirement Income Agreement Trust (“SRIAT”)	—	50,227	58,504
Tax indemnification payment for income recognized on contributions to SRIAT	—	20,726	45,705
Total	$28,011	$94,642	$128,589

(5)	Mr. Ritzmann retired as President and Chief Executive Officer of the Company and the Bank effective June 30, 2014. On that date, Mr. McLaughlin was appointed as President and Chief Executive Officer at the Company and the Bank.